Exhibit 8.2

March 21, 2017

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada M5L 1A2

RE:                        Canadian Imperial Bank of Commerce
Issue of $6,000,000,0000 Aggregate Principal Amount of Senior Debt Securities

Ladies and Gentlemen:

We have acted as Canadian special counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the preparation of the prospectus dated March 21, 2017 contained in the registration statement on Form F-3, File No. 333-216286 (the “Registration Statement”). We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Material Income Tax Consequences — Canadian Taxation” in the prospectus contained in the Registration Statement are our opinion, subject to the limitations, qualifications, assumptions and understandings set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission and to the reference to this firm under the headings “Legal Matters” and “Material Income Tax Consequences—Canadian Taxation”  in the prospectus contained in the Registration Statement and under the headings “Material Tax Consequences—Canadian Taxation,” “Material Canadian Federal Income Tax Considerations” or similar headings in any future prospectus supplement, product supplement or pricing supplement filed by the Bank in connection with the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP